Exhibit 10.84

THE SPECTRANETICS CORPORATION
PHYSICIAN CONSULTING AGREEMENT

This Physician Consulting Agreement (“Agreement”) is entered into this 31st day of March, 2011 (the “Effective Date”) by and between The Spectranetics Corporation, a Delaware corporation, (“Spectranetics”) and Craig Walker, MD (“Consultant”).

RECITALS

A.    Spectranetics is engaged in, among other things, the business of researching, developing, and commercializing proprietary lasers, catheters, and other devices for the treatment of coronary and peripheral vascular disease and management of cardiac leads throughout the United States and the world.

B.    Consultant is a qualified physician, experienced in the treatment of coronary disease/treatment of peripheral vascular disease (the “Field”).

AGREEMENT

1.    Duties. Consultant will provide consulting services as shown on Exhibit A (the “Services”) when and as requested in writing by one of the Spectranetics employees listed on Exhibit B. Each request for Services will include clear instructions and sufficient detail to allow Consultant and Spectranetics to evaluate whether the Services have been completed as required. The Services will be related to the Field and may include consultation in connection with some or all of the following: existing and/or development of laser treatment products; existing or development of non-laser products; procedures in and related to the Field; clinical operations and studies; support for clinical training and education; and acting as an advisor with respect to new marketing materials, initiatives and programs.

2.    Compensation.

a.    Payment for Services. Spectranetics will compensate Consultant for performance of the Services as outlined in Exhibit A. Spectranetics will not pay Consultant any amounts other than the compensation shown on Exhibit A and reimbursement of expenses as provided below. The compensation: (i) represents the fair market value for the Services; (ii) is not being paid as consideration for patient care, for which Consultant is otherwise compensated; and (iii) is not intended, directly or indirectly, to induce or reward Consultant for ordering, using, or recommending Spectranetics products. Consultant is under no obligation under this Agreement or otherwise to make any use or to arrange for or recommend any use of Spectranetics products or as a reward for past business. If required, Spectranetics may disclose all amounts paid by Spectranetics to Consultant under this Agreement to any state in which Consultant is licensed to practice medicine.

b.    Reimbursement for Expenses. Spectranetics will reimburse Consultant for reasonable and necessary business expenses incurred by Consultant in connection with performance of the Services, provided that: (i) the expenses have been pre-approved in writing by a Spectranetics employee; (ii) the expenses are consistent with Spectranetics' travel policy reimbursement guidelines, which will be made available to Consultant upon request; and (iii) Consultant submits documentation evidencing the expenses in a form acceptable to Spectranetics.

c.    Invoicing and Payment. Consultant will send Spectranetics an invoice detailing Services performed, number of hours and days worked, and reimbursable expenses. Spectranetics will pay invoices within 30 days of receipt.

3.    Regulatory Compliance.

a.    Consultant represents and warrants that Consultant is duly licensed in the state shown on the signature page, with knowledge and insights in the Field.

b.    Consultant represents and warrants that Consultant has not: (i) been convicted of any felony, any business crime, or any crime relating to Consultant's honesty or integrity; (ii) had Consultant's license to practice any licensed profession in any state suspended, revoked, or limited; (iii) been reprimanded or censured by any federal or state licensing or regulatory agency; or (iv) been excluded from participation in Medicare, Medicaid or another Federal Health Care Program (as defined in 42 U.S.C. § 1320a-7b(f)) or been disbarred or suspended from participation in any activity regulated by the Food and Drug Administration or in any federal procurement or non-procurement program. Consultant will promptly notify Spectranetics if any of these events occur.

c.    Consultant will perform the Services in accordance with all applicable local, federal and state laws and regulations and generally accepted standards of current Good Clinical Practices, including without limitation the Health Insurance Portability and Accountability Act of 1996, the federal Anti-Kickback statue, the anti fraud and abuse provisions of the Federal Health Care Programs, including, but not limited to Medicare, Medicaid, TRICARE and those of the Veterans Administration, as well as with the requirements set forth under the federal Food, Drug and Cosmetic Act and their implementing regulations.

d.    Consultant will be familiar with the Indications for Use for any Spectranetics product(s) as cleared or approved by the United States Food and Drug Administration (the “FDA”) and with which that Consultant may be involved in connection with providing the Services. Consultant will stay within the Indications for Use and any other applicable FDA requirements for any Spectranetics product(s) that s/he may describe, discuss, teach or train at any Spectranetics sponsored event. At least 5 business days before any scheduled training or presentation, Consultant will provide Spectranetics with a copy of any and all presentation materials, including not only slide presentations but also the selection of live cases.

e.    Spectranetics will comply with all applicable local, federal and state laws and regulations in connection with its engagement of Consultant for the Services.

f.    Consultant agrees that s/he will undergo regulatory compliance training if and when Spectranetics deems that training is required by law or otherwise advisable to assure compliance with laws and regulations applicable to Spectranetics. In the event that Spectranetics anticipates on the Effective Date that Consultant will be required to undergo compliance training, then that training will be shown in Exhibit C. The failure to include an Exhibit C with this Agreement does not preclude Spectranetics from later requiring the compliance training should there be a change in circumstances or requirements.

4.    Term and Termination.

a.    This Agreement will be deemed effective on the Effective Date and will remain in effect until the second anniversary of the Effective Date unless terminated sooner as provided below.

b.    Either party may terminate this Agreement without cause upon 15 days written notice to the other party. Termination for cause will be in writing and will be effective as provided in such written notice.

c.    Upon termination of this Agreement, Consultant will be paid all compensation then owing and unpaid. The payment of such amount, plus any properly documented reimbursable expenses, will satisfy all obligations of Spectranetics to Consultant under this Agreement. The following provisions will survive any termination of this Agreement: Section 5 (Proprietary Information and Intellectual Property Rights); Section 6 (No Competition); Section 7 (Equitable Relief); Section 8 (Status of Consultant); Section 9 (Indemnification); and Section 10 (Miscellaneous).

5.    Proprietary Information and Intellectual Property Rights.

a.    Definitions.

“Proprietary Information” includes all Spectranetics information, whether in oral, written, graphic or machine-readable form, or revealed by observation of facilities, equipment, or devices, relating to any of the following: ideas (whether currently implemented or not); business plans and strategies; marketing plans and strategies; sales information and strategies; supply information; pre-clinical, clinical, and post-market protocols, procedures, and results; product designs, product plans and prototypes; standard operating procedures and operational methods; design methods and protocols; manufacturing techniques; technology, software, developments, formulae, discoveries, inventions, and improvements; financial results, projections, and pro formas; trade secrets; and know-how. Proprietary Information will not include information that: (a) was already known to Consultant at the time that it was disclosed as shown by Consultant's contemporaneous records; (b) is or becomes publicly known through no wrongful act of Consultant; (c) is received by Consultant from a third party not affiliated with Spectranetics and which third party has the right to disseminate the information without restriction on disclosure; or (d) is approved for release by written authorization of Spectranetics. No portion of Proprietary Information will be construed as coming within exceptions (a) through (d) solely on the basis that more generalized information embracing such portion of Proprietary Information falls within any of the exceptions or on the basis that elements of such portion of the Proprietary Information are independently within any of the exceptions.

“Work Product” means any ideas, innovations, feedback, evaluations or other information or data created or conceived by Consultant in connection with the performance of the Services, whether copyrightable or patentable or not.

b.    Protection of Proprietary Information. Consultant agrees that s/he will take all steps reasonably necessary to hold Spectranetics' Proprietary Information in trust and confidence and will not use Proprietary Information in any manner or for any purpose except the performance of the Services. Consultant will not disclose any Proprietary Information to any third party without first obtaining Spectranetics' express written consent on a case-by-case basis.

c.    Third Party Information. Consultant acknowledges that Spectranetics may receive confidential or proprietary information owned by third parties (“Third Party Information”) subject to a duty on Spectranetics' part to maintain the confidentiality of such information and use it only for certain limited purposes. Consultant agrees to hold Third Party Information in confidence, not to disclose it to anyone, or to use it, except in connection with performance of the Services, unless expressly authorized in writing by an officer of Spectranetics.

d.    Work Product. Consultant agrees that any and all Work Product will be the sole and exclusive property of Spectranetics. Consultant irrevocably assigns to Spectranetics all right, title, and interest worldwide in and to the Work Product and all applicable intellectual property rights related to the Work Product, including without limitation, copyrights, trademarks, trade secrets, patents, moral rights, contract and licensing rights. Consultant agrees to disclose all Work Product promptly to Spectranetics.

e.    Return of Materials. Upon termination of the Agreement or earlier as requested by Spectranetics, Consultant will deliver to Spectranetics any and all drawings, notes, memoranda, specifications, devices, formulas, and documents, together with all copies thereof, and any other material containing or disclosing any Work Product, Third Party Information or Proprietary Information.

6.    No Competition. Consultant will not accept work or enter into a contract that is inconsistent or incompatible with Consultant's obligations under this Agreement. Consultant warrants that to the best of her/his knowledge, there is no other existing contract or duty on Consultant's part inconsistent with this Agreement. Consultant will take whatever steps are required to assure that Consultant is and remains in full compliance with all policies and procedures at any health care institution where Consultant works or performs services, if applicable. Consultant acknowledges that Consultant's use and creation and development of Proprietary Information under this Agreement will render Consultant unable to perform similar services for any person, business, company or concern that competes or is likely to compete with Spectranetics (“Competitor”) without using or disclosing Proprietary Information. Consultant agrees not to render similar services for any Competitor from the Effective Date through the first anniversary of the termination of this Agreement, except with the prior written consent of Spectranetics, which consent may not be unreasonably withheld.

7.    Equitable Relief. A breach of any of the promises or agreements contained in Section 5 (Proprietary Information and Intellectual Property Rights) or Section 6 (No Competition) will result in irreparable and continuing damage to Spectranetics for which there may be no adequate remedy at law, and Spectranetics is therefore entitled to seek injunctive relief as well as such other and further relief as may be appropriate, without the necessity of posting a bond or other security.

8.    Status of Consultant. Consultant's relationship with Spectranetics will be that of an independent contractor and nothing in this Agreement should be construed to create a partnership, joint venture, or employer-employee relationship. Consultant is not the agent of Spectranetics and is not authorized to make any representation, contract, or commitment on behalf of Spectranetics. Consultant will not be entitled to any of the benefits that Spectranetics may make available to its employees. Consultant will be solely responsible for all tax returns and payments required to be filed with or made to any federal, state or local tax authority with respect to Consultant's performance of Services and receipt of fees under this Agreement. Spectranetics will regularly report amounts paid to Consultant by filing Form 1099-MISC with the Internal Revenue Service if required by law. Because Consultant is an independent contractor, Spectranetics will not withhold or make payments for social security; make unemployment insurance or disability insurance contributions; or obtain workers compensation on Consultant's behalf. Consultant agrees to indemnify and defend Spectranetics against any and all such taxes or contributions, including penalties and interest. The activities described in this Agreement are not the exclusive activity of Spectranetics or Consultant. Spectranetics and Consultant each may undertake other activities unless specifically prohibited in this Agreement.

9.    Indemnification. Consultant agrees to indemnify and hold forever harmless Spectranetics and its officers, directors, shareholders, and employees from any claims, costs, or expenses, including attorneys' and experts' fees, arising from any action against Spectranetics concerning Consultant's actions or failure to act in accordance with this Agreement.

10.    Miscellaneous.

a.    Assignment. Spectranetics may assign its interest in this Agreement to any entity directly or indirectly controlled by Spectranetics or to any successor by merger or sale of substantially all of its assets. The provisions of this Agreement will inure to the benefit of the permitted assigns and successors-in-interest of Spectranetics. Consultant may not assign or transfer this Agreement or delegate any of Consultant's duties under this Agreement.

b.    Governing Law. This Agreement will be governed and construed in accordance with the laws of the State of Colorado. Consultant hereby expressly consents to the personal jurisdiction of the state and federal courts located in El Paso County, Colorado for any lawsuit filed there related to this Agreement.

c.    Severability. In case any one or more of the provisions contained in this Agreement will, for any reason, be held to be invalid, illegal or unenforceable in any respect, such invalidity, illegality or unenforceability will not affect the other provisions of this Agreement, and this Agreement will be construed as if such invalid, illegal or unenforceable provision had never been included.

d.    Notices. All notices, requests and other communications under this Agreement must be in writing, and must be sent by a nationally recognized overnight courier or delivered by hand to the party to whom such notice is required or permitted to be given. If sent by overnight courier, any such notice will be considered to have been given the next business day after being sent. If delivered by hand, any such notice will be considered to have been given when received by the party to whom notice is given, as evidenced by written and dated receipt of the receiving party. The mailing address for notice to either party will be the address shown on the signature page of this Agreement. Either party may change its mailing address by notice as provided by this section. Notwithstanding the above, Spectranetics may send a request for Services to Consultant by email at the address shown below.

e.    Waiver. No waiver by Spectranetics of any breach of this Agreement will be a waiver of any preceding or succeeding breach. No waiver by Spectranetics of any right under this Agreement will be construed as a waiver of any other right. Spectranetics will not be required to give notice to enforce strict adherence to all terms of this Agreement.

f.    Entire Agreement and Amendments. This Agreement is the final, complete and exclusive agreement of the parties with respect to its subject matter and supersedes and merges all prior discussions. This Agreement may be modified or amended only by a written instrument signed by the party sought to be bound.

g.    Counterparts. This Agreement may be executed in any number of counterparts and by the parties in separate counterparts, each of which will be deemed to be an original, and together will constitute one and the same Agreement.

The Spectranetics Corporation By: /s/ Jason Hein	Consultant /s/ Craig Walker, MD
Jason Hein Senior Vice-President, Vascular Intervention & Lead Management 9965 Federal Drive Colorado Springs, CO 80921-3617	Craig Walker, MD 225 Dunn Street Houma, LA 70360 Phone: 985-876-0300 Email address: craig.walker@cardio.net. State in which licensed: LA License number:_#14224_____

EXHIBIT A
Master Consultant

Type of Engagement	Description	Honorarium	Reimbursable Business Expenses
A. Project Consulting	Consultant will provide input, feedback, or advice on a specific project (e.g. product concepts, training process, sales & marketing collateral/strategy, clinical studies, manuscripts, etc).	$300/hour up to a maximum of $2500/day or $3000 if overnight stay is required	Reasonable coach air travel, ground transportation to and from home to airport and airport to meeting venue. One night lodging (if applicable) and reimbursement for meals.
B. Educational Presentations
Consultant will provide educational presentations on treatment of coronary and/or peripheral vascular disease and coronary and/or laser peripheral applications (indications, techniques, cases, etc.) to various audiences that may include physician, allied health professionals, or Spectranetics personnel.

$300/hour up to a maximum of $2500/day or
$3000 if overnight stay is required.

Master Summits will be paid out separately at $300/hour up to a maximum of $4500 per event, $5000 if an overnight stay is required.
Reasonable coach air travel, ground transportation to and from home to airport and airport to meeting venue. One night lodging (if applicable) and reimbursement for meals.
C. Offsite Lab Training or Proctorships
Consultant will provide training of other physicians in a lab other than his/her own (3 case minimum). Training involves but is not limited to live cases (hands-on), presentations, case examples, and Q&A.
		$300/hour up to a maximum of $4500/event or 15 hours. No payment for training another physician from Consultant's practice group.	Reasonable coach air travel, ground transportation to and from home to airport and airport to meeting venue. One night lodging (if applicable) and reimbursement for meals.
D. Observational Coronary and/or Peripheral Application Treatment Training
Consultant will provide observational coronary and/or peripheral application treatment training at his/her own institution for visiting physicians and staff. Training involves but is not limited to live cases (minimum of 3 cases with laser assistance), didactic presentations, case examples, and Q&A.

$300/hour up to a maximum of $3000/event

$300/hour up to a maximum of $2500 per event if Spectranetics is the secondary sponsor

No payment for training another physician from Consultant's practice group.
No expense reimbursement.

EXHIBIT B

Spectranetics will request all Services in writing. The only employees of Spectranetics authorized to request Services are:

Senior Vice President of Vascular Intervention & Lead Management
Director of Training, Vascular Intervention
Director of National Accounts

EXHIBIT C

Consultant will be provided with copies of the following Policies and Procedures and Consultant will be familiar with the content:

(Check all that apply.)

X    Code of Conduct

X    Policies and Procedures Relating to Promotional and Product Services Related Functions

X    Policies and Procedures Relating to Clinical Investigation Related Functions

X    Policies and Procedures Relating to Reporting Related Functions

X    Disclosure Program

Training

X    Corporate Compliance General Training

X    Corporate Integrity Agreement - General Training

X    Promotional and Product Services Related Functions Specific Training

X    Clinical Investigation and Reporting Related Functions Specific Training